Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results

For the First Quarter of 2005

NEWTOWN, PA — May 5, 2005 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the first quarter ended March 31, 2005. Total revenues for the first quarter of 2005 were $12.0 million compared to $13.4 million in the first quarter of 2004. Net product sales were $11.8 million in the first quarter of 2005 compared to $13.3 million in the first quarter of 2004.

The decline in net product sales and total revenues for the first quarter of 2005 resulted from the Company’s efforts to reduce and minimize inventory levels at its customers following a magistrate’s recommendation on March 16, 2005, to deny the Company’s request for a preliminary injunction to prevent the launch of generic forms of Periostat® by IVAX Pharmaceuticals Inc. and CorePharma LLC (the “Defendants”). The Company estimates that average inventories held by its wholesale customers and United Research Laboratories, Inc./ Mutual Pharmaceutical Company, Inc. (“Mutual”) declined by about two weeks of sales during the quarter and were less than two weeks of sales at March 31, 2005. CollaGenex has filed objections to the magistrate’s recommendation, and the Court has not issued a final decision. The FDA has not yet approved any generic forms of Periostat and CollaGenex has no knowledge about when such an approval could occur. However, if one or more generic forms of Periostat are launched, the Company expects sales of Periostat, including Mutual’s branded version of Periostat, to decline significantly.

During the first quarter of 2005, the Company reported a net loss allocable to common stockholders of $2.5 million, or $0.17 per basic and diluted share, compared to a net loss allocable to common stockholders of $434,000, or $0.03 per basic and diluted share, in the first quarter of 2004. The net loss in the first quarter of 2005 included a charge of $844,000, which is included in the cost of product sales, to write down the value of the Company’s inventories relating to its license agreement with Mutual. The Company’s agreement with Mutual will terminate after a third-party generic form of Periostat has remained available for sale for a certain period of time, and Mutual will no longer be required to buy this product from CollaGenex. The net loss in the first quarter of 2004 included a charge of $2.0 million for a payment to Mutual in connection with the April 2004 settlement of all outstanding litigation between Mutual and CollaGenex.

Colin Stewart, president and chief executive officer of CollaGenex, said, “The judge magistrate’s recommendation to deny our motion for a preliminary injunction against the Defendants was clearly disappointing to us, and during the quarter we began to prepare for the likelihood that a generic form of Periostat could be approved by the FDA and launched sometime in the near future. These preparations included writing down the value of our inventories and ensuring that inventories in our customers’ warehouses are very lean.”

Mr. Stewart continued, “At the same time, we are very pleased with the continued progress we are making to build the Company’s future as a specialty pharmaceutical company focused on the dermatology market. During the first week of April, we concluded two Phase III clinical trials involving over 530 patients to evaluate Oracea™ for the treatment of rosacea. The data from these studies are currently being compiled and reviewed, and we expect to announce the results from the studies in early June. If the study results are favorable, we expect to file an NDA for Oracea in the third quarter of this year and, if approved by the FDA, we plan to launch Oracea during the third quarter of 2006. We also recently announced highly favorable results from a small, 13-patient proof-of-concept study that evaluated Col-3, a second-generation IMPACS™ compound, for the treatment of rosacea. These clinical results and the anti-inflammatory characteristics of Col-3 support our belief that this compound has the potential to become a potent systemic treatment for acne with fewer side effects than existing products on the market. We are planning to commence a proof-of-concept study of Col-3 in acne patients during the second quarter.”

Nancy C. Broadbent, chief financial officer of CollaGenex, said “Our results for the first quarter of 2005 reflect our efforts to manage the expected impact of generic competition for Periostat and position the Company as strongly as possible going forward. We reduced our customers’ inventories by more than two weeks of sales during the quarter and expect to maintain these reduced levels. This lowered our net product sales compared to the year ago quarter, since the numbers of Periostat prescriptions were about the same in both periods. We also reduced our exposure to excess inventories of Mutual product by taking a non-cash excess inventory charge of $844,000. Our selling, general and administrative - other expenses were $373,000 lower in the first quarter of 2005, reflecting a smaller but more efficient sales force following our sales force restructuring in April 2004. At the same time, we demonstrated our commitment to developing our pipeline by increasing our R&D spending by approximately $2.7 million compared to the year-earlier quarter to fund the clinical development of Oracea, Periostat-MR™, Col-3 and the development of products based on our Restoraderm™ technology platform. With a strong financial position of approximately $36.2 million in cash, cash equivalents and short term investments at the end of the first quarter, we remain committed to continuing the development of our product pipeline.”

Conference Call

As previously announced, CollaGenex will hold a conference call on Thursday, May 5, at 11:00 a.m. Eastern Daylight Time to discuss the Company’s first quarter 2005 operating and financial results. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on May 19, 2005 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 5958627.

Financial Tables Follow

Summary Financial Data

Consolidated Statement of Operations:

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Net product sales	$11,836	$13,328
Contract revenues	39	60
License revenues	160	18

Total revenues	12,035	13,406

Operating Expenses:
Cost of product sales	2,465	2,001
Research and development	4,094	1,389
SG&A, Other	7,746	8,119
SG&A, Legal Settlement	—	2,000

Total operating expenses	14,305	13,509

Other Income (Expense):
Interest income	212	72
Other expense	—	(3)

Net loss	(2,058)	(34)
Preferred stock dividend	400	400

Net loss allocable to common stockholders	$(2,458)	$(434)

Net loss per basic and diluted share allocable to common stockholders	$(0.17)	$(0.03)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	14,404,677	13,970,730

Selected Balance Sheet Data:

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$15,951	$11,889
Short-term investments	20,284	26,756
Accounts receivable	7,530	6,983
Inventories	1,575	2,692
Prepaid expenses and other current assets	2,402	2,096

Total current assets	47,742	50,416

Non-current assets	1,650	1,705

Total assets	$49,392	$52,121

Total current liabilities	10,113	10,702
Long-term liabilities	113	204

Total liabilities	10,226	10,906

Total stockholders’ equity	39,166	41,215

Total liabilities and stockholders’ equity	$49,392	$52,121

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT USA, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat and other IMPACS compounds, including Oracea, to assess whether they are safe and effective in these other applications. Oracea is currently in Phase III clinical trials to evaluate its effectiveness in treating rosacea, a dermatological condition. In addition, CollaGenex has acquired the Restoraderm technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects, including statements relating to the Company’s intellectual property rights, its ongoing litigation with IVAX and CorePharma, results of operations, future cash position, contingency plans and its future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Annual Report on Form 10-K for the year ended December 31, 2004 under the section “Additional Factors That May Affect Future Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat® is a registered trademark and Periostat-MR™, Restoraderm™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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